EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

GPO Plus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Common Stock, $0.0001 par value per share(1)	457(c)	100,000	0.13	13,000.00	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	$--	—	—	—	—

	Total Offering Amounts					$13,000.00	$0.00011020	$1.44
	Total Fees Previously Paid							$--
	Total Fee Offsets							--
	Net Fee Due							$1.44

(1)	This registration statement covers the ordinary shares issuable pursuant to the Consulting Agreement dated December 8, 2022.

(2)

Pursuant to Rule 416(a) under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement